Exhibit 99.4
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”), dated as of May 22, 2007, is made and entered into by and among Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), Crescent Real Estate Equities, Ltd., a Delaware corporation (the “General Partner”), Moon Acquisition Holdings LLC, a Delaware limited liability company (“Parent”), Moon Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”) and Moon Acquisition Limited Partnership, a Delaware limited partnership (“Partnership Merger Sub”, and together with Parent and REIT Merger Sub, the “Purchaser Parties”).
RECITALS
     WHEREAS, the Company, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and the Purchaser Parties have entered into an Agreement and Plan of Merger of even date herewith (as the same may be amended from time to time), the (“Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Company with and into REIT Merger Sub and to merge Partnership Merger Sub with and into the Operating Partnership;
     WHEREAS, as of the date hereof, the General Partner is the holder of all of the general partner interest of the Operating Partnership;
     WHEREAS, as of the date hereof, the Company is the holder of 81.5% of the limited partner interests of the Operating Partnership;
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Purchaser Parties have required that the General Partner and the Company agree, and the General Partner and the Company are willing to agree, to the matters set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:
     1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.
     1.1 The general partnership interest of the Operating Partnership and the limited partnership interests of the Operating Partnership shall together be herein referred to as the “Interests”.

2.	Agreement to Vote Interests and Take Certain Other Actions.
     2.1 From the date of this Agreement and ending on the first to occur of the Partnership Merger Effective Time or the date on which the Merger Agreement is terminated pursuant to its terms (the first to occur being the “Expiration Date”), (i) the General Partner hereby irrevocably and unconditionally agrees to vote (or cause to be voted) all of the General Partner’s Interests in the Operating Partnership (and any and all securities issued or issuable in respect thereof) which the General Partner is entitled to vote, and (ii) the Company hereby irrevocably and unconditionally agrees to vote (or cause to be voted) all of the Company’s Interests in the Operating Partnership (an any and all securities issued or issuable in respect thereof) which the Company is entitled to vote, in each case, at any annual, special or other meeting of the partners of the Operating Partnership, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting with respect to the following matters:
          (A) in favor of the approval of the Partnership Merger, presented for consideration to any Persons;
          (B) against any proposal or transaction which could prevent or delay the consummation of the Partnership Merger;
          (C) against any action which would frustrate the purposes, or prevent or delay the consummation, of the Partnership Merger;
          (D) in favor of the approval and adoption of the Merger Agreement;
          (E) against any proposal or transaction which could prevent or delay the effectiveness of the REIT Merger; and
          (F) against any action which would frustrate the purposes, or prevent or delay the effectiveness of the Merger Agreement.
     2.2 The General Partner and the Operating Partnership further agree that any duly executed and valid proxies which they receive with respect to the vote of the Operating Partnership to approve and adopt the Merger Agreement and the Partnership Merger which do not explicitly contain instructions to vote against the approval and adoption of the Partnership Merger, will be voted in favor thereof.
     3. Grant of Irrevocable Proxy Coupled with an Interest.
     3.1 The General Partner and the Company hereby revoke any and all previous proxies granted with respect to the Interests, and agree that during the period commencing on the date hereof and ending on the Expiration Date, the General Partner and the Company hereby irrevocably appoint Morgan Stanley as their respective agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of each of the General Partner and the Company, to vote (or cause to be voted) the respective Interests held of record by the General Partner and the Company, as applicable, in the manner set forth in Section 2 of this Agreement, at any meeting of the partners of the Operating Partnership, however called, or in connection with any written consent of the partners of the Operating Partnership.
     3.2 The proxy granted by each of the General Partner and the Company pursuant to this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of the Purchaser Parties entering into the Merger Agreement.
     3.3 The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of any Interests and a vote by the record holders of such Interests.
     4. Covenants, Representations and Warranties of the General Partner and the Company. The General Partner and the Company hereby represent, warrant and covenant to the Purchaser Parties as follows:
     4.1 Ownership. The General Partner is the sole general partner of the Operating Partnership. The Company is the holder of 81.5% of the limited partner interests of the Operating Partnership. The General Partner and the Company have the power to agree to all of the matters set forth in this Agreement, with no material limitations, qualifications or restrictions on such rights, subject to the terms of this Agreement.
     4.2 Organization; Standing and Power; Binding Agreement. Each of the General Partner and the Company have been duly formed and are validly existing and in good standing under the Laws of their respective jurisdiction of organization, with full corporate power and authority to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the General Partner and the Company and constitutes a valid and binding agreement of the General Partner and the Company, enforceable against the General Partner and the Company, as the case may be, in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)).
     4.3 No Liens. Except as required by Section 2 hereof, the Interests held by the General Partner and the Company are and will be held free and clear of all Liens.
     4.4 Restriction on Transfer, Proxies and Non-Interference. Except as otherwise permitted by Section 6.01 of the Merger Agreement or this Agreement, from and after the date of this Agreement and ending on the Expiration Date, neither the General Partner nor the Company shall: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (each, a “Transfer”) any Interest held by the General Partner or the Company other than to the Purchaser Parties, an affiliate of the Purchaser Parties or a party who agrees to be bound by the terms of this Agreement, (B) grant any proxies or powers of attorney with respect to any such Interest, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that would reasonably be expected to have the effect of preventing or disabling the General Partner or the Company from performing their obligations under this Agreement.
     4.5 Litigation. There is no action pending, or to the knowledge of the General Partner or the Company, threatened against or affecting the General Partner or the Company, as the case may be, with respect to its ownership of the Interests, nor is there any judgment, decree, injunction or order of any applicable Governmental Authority or arbitrator outstanding which would prevent the carrying out by the General Partner or the Company of its obligations under this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby or cause such transactions to be rescinded.
     4.6 Further Assurances. From time to time, at Parent’s request and without further consideration, the General Partner and the Company shall execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement or the Merger Agreement.
     4.7 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the General Partner or the Company and the consummation of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the General Partner or the Company, the consummation by the General Partner or the Company of the transactions contemplated hereby or compliance by the General Partner or the Company with any of the provisions hereof shall result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the General Partner or the Company is a party or by which it or any of its properties or assets may be bound, except to the extent that any violation, breach or default would not interfere with the ability of to perform obligations hereunder.
     4.8 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the General Partner and the Company, and the General Partner and the Company have taken all other actions required by Law and their respective organizational documents to consummate the transactions contemplated by this Agreement.
     6. No Limitation on Discretion as Limited Partner or Trust Manager. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent, any person serving on the Board of Trust Managers of the Company, the General Partner or any person serving on the Board of Directors of the General Partner from exercising their legal, fiduciary and contractual duties and obligations as a trust manager of the Company, the general partner of the Operating Partnership, or a director of the General Partner, or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as general partner, trust manager or director; provided, however, that the General Partner shall not withdraw its approval of the Partnership Merger prior to the Expiration Date.
     5. Miscellaneous.
     5.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     5.2 Termination. This Agreement and all obligations of the General Partner and the Company hereunder shall terminate and shall have no further force or effect as of the Expiration Date.
     5.3 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.
     5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery or telecopy, or by any reputable overnight courier service, such as FedEx, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the addresses as set forth in the Merger Agreement, or in the case of the General Partner as set forth on the signature page hereto, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     5.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     5.6 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by either of the General Partner or the Company of any covenants or agreements contained in this Agreement will cause the Purchaser Parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Purchaser Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.
     5.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     5.8 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.
     5.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.
     5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any applicable conflicts of law principles.
     5.11 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     5.12 Counterparts. This Agreement may be executed in counterparts (including by facsimile or portable document format), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.
     5.13 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Purchaser Parties any direct or indirect ownership or incidence of ownership of or with respect to their respective Interests in the Operating Partnership. All rights, ownership and economic benefits of and relating to such Interests shall remain vested in and belong to the General Partner and the Company, as the case may be, and the Purchaser Parties shall have no authority to direct the General Partner or the Company in the voting or disposition of any such Interests, except as otherwise provided herein.
Signature Pages Follow

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CRESCENT REAL ESTATE EQUITIES COMPANY, a Texas real estate investment trust
By:
Name:
Title:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership By: Crescent Real Estate Equities, LTD., its general partner
By:
Name:
Title:

MOON ACQUISITION HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

MOON ACQUISITION LLC, a Delaware limited liability company By: Moon Acquisition Holdings LLC, its sole member
By:
Name:
Title:

MOON ACQUISITION LIMITED PARTNERSHIP a Delaware limited partnership By: Moon Acquisition Holdings LLC, its general partner
By:
Name:
Title: